EXHIBIT 5.2

                                   OPINION OF

                       KEATING, MUETHING & KLEKAMP P.L.L.

                             ON CERTAIN TAX MATTERS


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                            FACSIMILE (513) 579-6457



                                  May 15, 1998



Direct Dial:  (513) 579-6465
E-Mail:  JMellen@KMKlaw.com


Baron Capital Trust
7826 Cooper Road
Cincinnati, Ohio 45242


Ladies and Gentlemen:


     We have acted as special tax counsel for Baron Capital Trust, a Delaware business trust (the "Trust") and Baron Advisors, Inc, a Delaware corporation ("Baron Advisors") in connection with the proposed public offering by the Trust of its Common Shares (the "Shares"). You have requested our opinions as to the qualification of the Trust as a real estate investment trust ("REIT") for federal income tax purposes and the accuracy of certain tax disclosures made in the Trust's Prospectus.

     In connection with the opinions expressed herein, we have reviewed: (i) the Registration Statement on Form SB-2, Registration No. 333-35063, and the Prospectus constituting a part thereof, dated May 15, 1998, relating to the issuance of up to $25 million aggregate public offering price of Common Shares of the Trust.

     In rendering our opinions, we have also reviewed and relied upon the representations of Gregory K. McGrath and Robert S. Geiger, each an officer of Baron Advisors and of the Trust, made to us pursuant to an Officer's Certificate dated May 15, 1998 and such other documents as we have considered necessary or appropriate in rendering the opinions expressed herein.


     In our review of the foregoing documents, we have assumed, with your consent, the accuracy of all information set forth in such documents, the genuineness of all signatures on the documents which we have reviewed, the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies and the legal existence of the Trust. We have also assumed that the Trust will not elect to be treated as a REIT for any taxable year beginning prior to January 1, 1998. Our opinions are conditioned on the accuracy of the factual statements made in the documents, and on timely and full compliance with the terms of the documents by all relevant parties


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to such  documents.  It should be emphasized  that although we have no reason to believe that these representations and assumptions are not true, we have not independently attempted to verify them. Any modification of the facts and assumptions underlying these representations may require modification of the opinions expressed herein.

     It must also be emphasized that our opinions are rendered under existing federal statutes, regulations, rulings, judicial decisions, and interpretations thereof. Specifically, our opinions are based upon existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), together with existing, proposed, and temporary regulations promulgated under the Code. We caution that the tax law, or the judicial and administrative interpretations thereof, may change in such a manner as to make the conclusions expressed herein no longer accurate.

     Subject to the assumptions, qualifications and conditions set forth herein, it is our opinion that:


     (1) Upon organization of the Trust in accordance with the terms of the Prospectus, the Trust will be organized in conformity with the requirements for qualification as a REIT, and the Trust's proposed method of operation as set forth in the Prospectus will enable it to meet the requirements for qualification and taxation as a REIT under the Code.


     (2) The information in the Prospectus under the caption "FEDERAL INCOME TAX CONSIDERATIONS" fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Shares of the Trust.

     This opinion is limited solely to matters of federal tax law discussed herein. Moreover, the Trust's qualification and taxation as a REIT depends upon its ability to meet, through actual operating results, requirements under the Code regarding income, assets, distributions and diversity of share ownership. Because the Trust's satisfaction of these requirements will depend upon future events, no assurance can be given that the actual results of its operation for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

     This opinion is subject to the qualifications and restrictions noted herein and is based upon our understanding of the material facts as stated herein. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes to the facts stated or assumed herein, or any subsequent changes in applicable law.


     This opinion is rendered solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to all references to our name in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder. This


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opinion may not be used by any other person or for any other purpose without our prior express written consent.

                                             Sincerely,

                                             KEATING, MUETHING & KLEKAMP P.L.L.



                                             BY: /s/ Joseph P. Mellen
                                                 ------------------------
                                                     Joseph P. Mellen